EXHIBIT 11





                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
The Sheffield Funds, Inc.

	We consent to the inclusion in the Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A under the Securities Act of 1933 (File
No. 33-32620) of The Sheffield Funds, Inc. of our report dated December 19, 1995, on our audit of the financial statements and selected per share data and ratios of the funds, which report is included in the Annual Report to Shareholders for the year ended October 31, 1995 which is included in the Registration Statement. We also consent to the reference of our Firm under the caption "Independent Accountants".



                                          Coopers & Lybrand L.L.P.

Atlanta, Georgia
February 26, 1996